ROCKY RAI

and

RHINO VENTURES LIMITED

LOAN AGREEMENT

THIS AGREEMENT is dated 20th March 2025 and is made

BETWEEN:

(1) **ROCKY RAI** of [redacted] (the **"Lender"**);

(2) **RHINO VENTURES LIMITED**, a company incorporated in British Virgin Islands whose registered company number is 2030338, and whose registered office is at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands (the "**Borrower**")

The Lender and the Borrower together the "**Parties**".

WHEREAS:

(1) The Lender has agreed to provide the Borrower with the Loan upon the terms and subject to the conditions of this Agreement.

IT IS HEREBY AGREED:

1. DEFINITIONS AND INTERPRETATION

1.1 The definitions and rules of interpretation in this clause apply in this agreement.

"Business Day"	a day (other than a Saturday or a Sunday) on which commercial banks are open for general business in London;
"Diginex Limited"	means, Diginex Limited company listed on the Nasdaq stock exchange which is incorporated in Cayman Islands (registration number 406606) and whose registered office is at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands
"Loan"	the total principal amount outstanding under this Agreement;
"Security"	such security as mentioned at Clause 7 of this Agreement
"USD"	US Dollar, currency of the United States of America

1.2 Clause and paragraph headings do not affect the interpretation of this Agreement.

1.3 A reference to a **person** shall include a reference to an individual, firm, company, corporation, unincorporated body of persons, or any state or any agency of that person).

1.4 A reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force for the time being, taking account of any amendment or extension, or re-enactment and includes any former statute, statutory provision or subordinate legislation which it amends or re-enacts.

1.5 A reference to a clause is to a clause to this agreement unless the context requires otherwise.

1.6 A reference to **writing** or **written** includes faxes and e-mail.

1.7 Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8 Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

2. **THE LOAN**

The Lender will loan to the Borrower in full or in tranches a total principal amount of up to USD25,000,000 on the terms and subject to the conditions of this Agreement.

3. **INTEREST**

3.1 This Loan will have interest of 12% per annum, paid annually on the anniversary date of this Agreement, unless otherwise mutually agreed between the Parties.

3.2 There will be a 30 day grace period for late payments, after which if the Borrower fails to make any payment due under this Agreement, interest on the unpaid amount shall accrue, from the date of non-payment to the date of actual payment, at a rate of 20% per annum.

4. **REPAYMENT OF OUTSTANDING LOAN**

Repayment

4.1 The Borrower will repay all amounts outstanding on the three-year anniversary of this Agreement ("**Repayment Date**").

Early Repayment

4.2 This Loan can be repaid early at any point by the Borrower.

5. **PAYMENTS**

5.1 All payments made by the Borrower under this agreement shall be in USD:

(a) in full, without any deduction, set-off or counterclaim; and

(b) in immediately available cleared funds on the due date to the account that the Lender may specify to the Borrower.

5.2 Time shall be of essence in making each payment under this Agreement.

6. **COSTS**

Each party shall pay its own costs in relation to the preparation and negotiation of the terms of this Agreement.

7. **SECURITY**

7.1 The Borrower shall grant a fixed charge over 731,707 ordinary shares of Diginex Limited, such shares will be the ("**Security**"), as security against a failure to repay in full on Repayment Date.

7.2 Should the Borrower fail to repay the Loan in full on Repayment Date the Security shall be transferred to the Lender's ownership and the Loan and interest shall be deemed to be fully repaid with no obligation or liability remaining to the Lender by the Borrower.

7.3 The Lender shall not dispose, lend or make available to borrow the Security without the prior written approval of the Borrower.

7.4 The Borrower shall transfer the Security to an escrow account and inform the bank, lawyer or brokerage where the Security is held that there is a fixed charge on the Security in favour of the Lender. Upon full repayment of the loan, the Security will be transferred back to the Borrower within 5 business days.

7.5 Any proceeds from the sale of the Security must be allocated to immediate early repayment of the Loan, until the Loan is repaid in full.

8. REMEDIES, WAIVERS, AMENDMENTS AND CONSENTS

8.1 Any amendment to this Agreement shall be in writing and signed by, or on behalf of, each party.

8.2 Any waiver of any right or consent given under this Agreement is only effective if it is in writing and signed by the waiving or consenting party. It shall apply only in the circumstances for which it is given and shall not prevent the party giving it from subsequently relying on the relevant provision.

8.3 No delay or failure to exercise any right under this Agreement shall operate as a waiver of that right.

8.4 No single or partial exercise of any right under this Agreement shall prevent any further exercise of that right (or any other right under this agreement).

8.5 Rights and remedies under this agreement are cumulative and do not exclude any other rights or remedies provided by law or otherwise.

9. SEVERANCE

9.1 The invalidity, unenforceability or illegality of any provision (or part of a provision) of this Agreement under the laws of any jurisdiction shall not affect the validity, enforceability or legality of the other provisions.

9.2 If any invalid, unenforceable or illegal provision would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with whatever modification as is necessary to give effect to the commercial intention of the parties.

10. COUNTERPARTS

This Agreement may be executed and delivered in any number of counterparts, each of which is an original and which, together, have the same effect as if each party had signed the same document.

11. THIRD PARTY RIGHTS

A person who is not a party to this Agreement cannot enforce, or enjoy the benefit of, any term of this Agreement under Cap. 623 Contracts (Rights of Third Parties) Ordinance.

12. NOTICES

12.1 Each notice or other communication required to be given under, or in connection with, this Agreement shall be:

(a) in writing, delivered personally or sent by pre-paid first-class letter, registered airmail, email or fax; and

(b) sent for the attention of the relevant party to its registered office or to any other addresses or fax numbers that are notified in writing by one party to the other from time to time.

12.2 Any notice or other communication given by a party shall be deemed to have been received:

(a) if sent by fax or email, when received in legible form;

(b) if given by hand, at the time of actual delivery;

(c) if posted within the United Kingdom, on the third Business Day following the day on which it was despatched by pre-paid first-class post; and

12.3 A notice or other communication given as described in clause 13.2(a) or clause 13.2(b) on a day which is not a Business Day, or after normal business hours in the place of receipt, shall be deemed to have been received on the next Business Day.

13. GOVERNING LAW AND JURISDICTION

13.1 This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the law of England and Wales.

13.2 The parties to this Agreement irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

IN WITNESS WHEREOF this agreement has been entered into on the date first stated above.

Executed by **ROCKY RAI** as Lender)
)
)

/s/ Rocky Rai

Executed by **RHINO VENTURES LIMITED** as)
Borrower

/s/ Miles Pelham, Director